Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49 PM 09/28/2021
FILED 03:49 PM 09/28/2021
SR 20213366773 - File Number 6268114

CERTIFICATE OF FORMATION

OF

LANDA APP 3 LLC

This Certificate of Formation (this “Certificate”) is executed as of September 28, 2021, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6 § 18-201 ( the “Act”).

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

FIRST:	The name of the limited liability company is Landa App 3 LLC, (the “Company”).

SECOND:	The Company’s registered office in the State of Delaware is located at 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805. The registered agent of the Company for service of process at such address is Vcorp Services, LLC.

THIRD:	Notice is hereby given that, pursuant to Section 18-215(b) of the Act, the Company has or may establish one or more designated series, and the debts, liabilities, and obligations incurred, contracted for or otherwise existing with respect to a particular series of the Company, shall be enforceable against the assets of such series only and not against the assets of the Company generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Company generally or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the day and year first above written.

By:	/s/ Yishai Cohen
Yishai Cohen, Authorized Person